Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Hamco Ventures Limited.

We hereby consent to the inclusion in this Registration Statement of Hamco Ventures Limited (the “Company”) on Form F-1 of our report dated December 12, 2024, except for Notes 3, as to which the date is February 21, 2025, and Note 2 and Note 6, as to which the date is June 4, 2025 with respect to our audit of the Company’s financial statements as of and for the period ended June 30, 2024. Our report contained an explanatory paragraph regarding uncertainty about the Company's ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such prospectus.

/s/ TAAD LLP

Diamond Bar, California

June 17, 2025